UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of Caterpillar Inc.'s Second Quarter results released on July 17, 2001. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

CATERPILLAR REPORTS SECOND-QUARTER RESULTS; REAFFIRMS OUTLOOK

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported second-quarter sales and revenues of $5.49 billion and profit of $271 million or 78 cents per share. "Continued strength in electric power and heavy construction and improved demand in coal mining and oil and gas sectors helped fuel second-quarter sales," said Caterpillar Chairman Glen Barton.

Sales and revenues were $125 million or 2 percent higher than second-quarter 2000. A 2 percent increase in physical sales volume and a 16 percent increase in Financial Products revenues were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars. Company profit was $44 million or 14 percent lower than second-quarter 2000, due primarily to the unfavorable impact of cost inefficiencies caused by significant volume shifts at some manufacturing facilities, and higher selling, general and administrative (SG&A) expenses. These unfavorable items were partially offset by the slightly higher sales volume and favorable other income and expense.

"Our performance through the first half of the year was in line with our expectations. The diversification of our business has allowed us to achieve solid financial results despite a collapse in North American truck engine demand and prolonged weakness in general construction. For the full year, we expect to achieve our 2001 sales and revenue and profit outlook. We remain steadfastly focused on achieving our long-term growth and cost reduction goals and delivering improved shareholder value," Barton stated.

HIGHLIGHTS

SECOND-QUARTER 2001

    Sales and revenues of $5.49 billion were $125 million or 2 percent higher compared to second-quarter 2000. Financial Products revenues increased 16 percent.
    Sales inside the United States were 51 percent of worldwide sales compared with 52 percent a year ago.

    Profit was $271 million or 78 cents per share.
    264,000 shares were repurchased during the quarter. On June 30, 2001 there were 343.4 million shares outstanding.
    As previously announced, the dividend was increased 3 percent in June, the eighth consecutive year dividends have been increased. The current quarterly payout is 35 cents per share.

OUTLOOK

We expect full-year 2001 sales and revenues to be about flat with 2000. Full-year profit is projected to be down about 5 to 10 percent. This sales and profit projection is unchanged from our outlook in January, even though the forecast for worldwide economic growth is lower than anticipated at the beginning of the year (complete outlook begins on page 8).

DETAILED ANALYSIS

SECOND-QUARTER 2001 COMPARED WITH SECOND-QUARTER

Sales and revenues for the second-quarter 2001 were $5.49 billion, 2 percent higher than second-quarter 2000. A 2 percent increase in physical sales volume and a 16 percent increase in Financial Products' revenue were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars. Profit of $271 million or 78 cents per share was $44 million lower than second-quarter 2000. The decrease was due primarily to the unfavorable impact of cost inefficiencies caused by significant volume shifts at some manufacturing facilities and higher SG&A costs, partially offset by the slightly higher sales volume and favorable other income and expense. The negative impact of currency on sales was more than offset by a positive impact on costs. Profit per share of 78 cents was down 12 cents, or 13 percent, from second-quarter 2000.

MACHINERY AND ENGINES

Sales

(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific
Second-Quarter 2001
Machinery	$3,419	$2,026	$805	$260	$328
Engines **	1,713	922	494	110	187

	$5,132	$2,948	$1,299	$370	$515

Second-Quarter 2000
Machinery	$3,320	$1,941	$833	$241	$305
Engines **	1,736	1,003	441	103	189

	$5,056	$2,944	$1,274	$344	$494

* Europe, Africa & Middle East and Commonwealth of Independent States

 ** Does not include internal engine transfers of $322 million and $353 million in second-quarter 2001 and second-quarter 2000, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $3.42 billion, an increase of $99 million or 3 percent from second-quarter 2000. The higher sales resulted from a 3 percent increase in volume.

Sales in North America increased due to continuing strong demand in heavy construction, increased demand in the energy related coal mining industry and growth in the Cat Rental Store network as well as less inventory reduction by dealers compared to a year ago. These positive items more than offset overall lower industry demand in North America. Sales in EAME declined as inventory cutbacks by dealers more than offset higher retail sales. Sales in Latin America improved as dealers brought inventories more in line with sales. Sales in Asia/Pacific gained due to energy related coal mining activity.

 Engine sales were $1.71 billion, a decrease of $23 million or 1 percent from second-quarter 2000. A 2 percent increase in physical sales volume was more than offset by unfavorable price realization.

The increase in physical sales volume due to continued gains in sales of electric power solutions, particularly in North America, strengthening demand worldwide in oil and gas industries and higher sales to commercial marine applications more than offset a collapse in engine sales to North American truck OEMs.

Operating Profit

(Millions of dollars)	Second-Quarter 2001	Second-Quarter 2000
Machinery	$324	$374
Engines	113	171

	$437	$545

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $50 million, or 13 percent from second-quarter 2000. The slight benefit from higher physical volume was more than offset by higher costs, including employment related cost increases, higher energy costs, the impact of acquisitions and 6 Sigma implementation.

Engine operating profit decreased $58 million from second-quarter 2000. Manufacturing inefficiencies related to significant swings in production levels were partially offset by the favorable impact of slightly higher physical volume.

 Interest expense was $1 million higher than a year ago.

 Other income/expense reflects a net decrease in expense of $22 million due to a favorable change in foreign exchange gains and losses.

FINANCIAL PRODUCTS

Revenues for the second quarter were $408 million, up $49 million or 14 percent compared with second-quarter 2000 (excluding revenue transactions with Machinery and Engines, revenues increased $49 million or 16 percent). The increase resulted primarily from a larger receivables portfolio at Caterpillar Financial Services Corporation (Cat Financial).

Before tax profit increased $15 million or 28 percent from second-quarter 2000. The increase resulted primarily from improved interest spreads and the larger receivables portfolio at Cat Financial, partially offset by a higher provision for credit losses reflecting the larger portfolio.

INCOME TAXES

Second-quarter tax expense reflects an estimated annual tax rate of 32 percent for both 2001 and 2000.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results increased $5 million from second quarter a year ago, primarily due to stronger results at Shin Caterpillar Mitsubishi Ltd.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations

Sales (including both sales to end users and deliveries to dealer rental operations) in North America were lower compared to second-quarter 2000 due to lower industry sales. Sales to the general construction, quarry and aggregates, and forestry sectors declined. Sales were up sharply in mining, led by strong gains in coal. Sales also increased to the waste sector. Sales to agriculture were higher due to improvement in industry demand compared to a year ago, but overall industry conditions remained depressed. Sales to the heavy construction and industrial sectors remained near year-earlier levels.

Sales increased in EAME as a result of higher demand in both Europe and Africa & Middle East. For the region, sales were higher to the general construction, agriculture, waste and industrial sectors. Sales declined to the heavy construction, mining, quarry and aggregates, and forestry sectors.

In Latin America, sales remained near year-earlier levels. Sales increased to the mining and general construction sectors. Sales were lower to the heavy construction, forestry and agriculture sectors.

In Asia/Pacific, sales were up as increases to the mining and heavy construction sectors offset declines in general construction, agriculture and forestry.

Dealer Inventories of New Machines

Worldwide dealer new machine inventories at the end of the second quarter were lower than a year ago as we continue to work with dealers to streamline the flow of products to the end user. Inventory declines in North America, Asia/Pacific and Latin America more than offset increases in EAME.

Inventories compared to current selling rates were lower than a year earlier in all regions.

Engine Sales to End Users and OEMs

Sales were lower in North America due to further sharp declines in industry demand for truck engines resulting from weak economic growth and declining industrial production. This sales weakness more than offset higher sales of engines to oil and gas industries and continued growth in sales of power generation products. Sales to industrial and marine applications remained near year-earlier levels. In EAME, robust sales gains to oil and gas industries plus continuing gains to electric power and marine applications more than offset pronounced weakness in European sales of small industrial engine products. Sales were lower in Asia/Pacific due primarily to reduced sales of large engine products to oil and gas industries, which more than offset higher sales to marine applications. In Latin America, sales declined due to reduced sales of electric power solutions.

CONDENSED CASH FLOW

Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $9 million through the second quarter of 2001, a decrease of $370 million from 2000. This decrease was primarily due to lower profit after tax and an increase in working capital.

For the Six Months Ended	Consolidated		Machinery & Engines *		Financial Products
(Millions of dollars)
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Profit after tax	$433	$573	$433	$573	$99	$75
Depreciation and amortization	582	533	430	415	152	118
Change in working capital excluding cash, debt and dividends payable	(1,190)	(398)	(251)	(69)	(815)	(484)
Capital expenditures excluding equipment leased to others	(381)	(333)	(369)	(319)	(12)	(14)
Expenditures for equipment leased to others, net of disposals	(243)	(204)	-	7	(243)	(211)
Dividends paid	(234)	(228)	(234)	(228)	(5)	(29)

Net Free Cash Flow	(1,033)	(57)	9	379	(824)	(545)

Other significant cash flow items:
Treasury shares purchased	(33)	(326)	(33)	(326)	-	-
Net (increase) in long-term finance receivables	(5)	(504)	-	-	(5)	(504)
Net increase (decrease) in debt	1,687	934	302	(40)	1,294	1,165
Investments and acquisitions - (net of cash acquired)	(395)	(78)	(108)	(70)	(287)	(8)
Other	(283)	(48)	(189)	(9)	(221)	(121)

Change in cash and short-term Investments	$(62)	$(79)	$(19)	$(66)	$(43)	$(13)

 * Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.

Note: Due to the acquisition of the remaining interests in companies previously accounted for on an equity basis, and the subsequent consolidation of these companies, certain amounts have been removed from "Change in working capital - excluding cash, debt, and dividends payable" and "Capital Expenditures excluding equipment leased to others" and included in "Investments and acquisitions" or "Other".

EMPLOYMENT

At the end of second-quarter 2001, Caterpillar's worldwide employment was 71,558 compared with 66,836 one year ago. The majority of the increase was outside of the U.S., including acquisitions which added 2,478 employees.

OUTLOOK

Summary

As expected, world economic growth and the growth of industrial production slowed sharply in the first half of 2001. This reduction in the rate of expansion of the world economy is expected to continue through the third quarter. World GDP growth is forecast to decline from 4 percent in 2000 to about 2 to 2.5 percent in 2001, and industrial production is projected to decelerate from about 8 percent in 2000 to 3 percent in 2001. This sharp reduction in the pace of economic activity in the major industrialized countries commenced at the close of 2000 in the United States, and expanded to Japan and Europe in the first half of 2001.

The expected slowdown is negatively impacting capital equipment spending mainly in the general construction sector. Demand for energy commodities (crude oil, natural gas, electric power generation and coal), however, remained strong in the first half of 2001. While seasonal demand for natural gas declined late in the second quarter, gas markets are expected to remain relatively tight as demand is projected to recover in the fourth quarter. Capital equipment spending in these energy areas is increasing significantly in 2001.

In light of this mixed external environment, company sales and revenues are expected to be about flat in 2001. Profit is expected to be down about 5 to 10 percent from 2000.

North America

In North America, U.S. GDP growth is projected to slow from 5 percent in 2000 to about 2 percent in 2001. The pace of economic growth was very weak in the first half of 2001, as spending slowed and inventories were cut back sharply. We expect spending and production rates to improve modestly in the second half of 2001, boosted by much lower borrowing rates, federal tax cuts, a recovery in consumer confidence and a lower rate of inventory reduction.

In the first half of 2001, the manufacturing sector experienced steep reductions in production rates typical of a recession in this sector, as there were sharp reductions in capital equipment spending and inventories. By contrast, both housing and construction activity remained solid. Housing was boosted by lower mortgage rates, while construction activity overall was supported by increases in public spending on highways and airports. The pace of housing activity is expected to moderate in the second half of 2001, but infrastructure construction activity is expected to remain strong as construction contract volumes for highways, airports, and utilities remained buoyant through the first half of 2001.

As a result of sharp reductions in capital equipment spending across the economy in 2001, North American industry demand for construction machines is expected to decline about 15 percent for the year as a whole. A major reason for the projected decline in construction equipment spending is due to significant anticipated reductions in capital spending in the rental services area. Lower demand for general construction machines will be partially offset by higher sales to the heavy construction, coal mining and oil and gas industries. With year-end declines in dealer machine inventories anticipated, company machine sales are projected to be flat to down slightly. In Canada, industry demand for machines is expected to decline, as moderate reductions in general construction machine sales will be partially offset by higher demand in heavy construction and petroleum.

Engine sales are projected to be flat, as higher sales to oil and gas and electric power sectors are forecast to offset a projected significant decline in truck engines. In summary, company sales of machines and engines for North America are expected to be about flat.

EAME

In EAME, sales of machines and engines are expected to be flat to up slightly. High oil prices and refusal on the part of the European Central Bank to lower interest rates in response to the significant weakening in external demand in the first half of 2001 led to continued declines in business confidence in Europe and further downward pressure on the euro. Sales should benefit from this continued, albeit slower economic growth. Sales to oil-exporting countries in Africa & Middle East should continue to benefit from strong cash flows related to high oil production volumes. Sales elsewhere in Africa & Middle East are expected to decline. In the CIS, sales should increase as the Russian recovery continues and the oil exporting nations of the region continue to experience stronger economic growth.

Asia/Pacific

In the Asia/Pacific region, sales of machines and engines are expected to be about flat in 2001. China should continue to register solid sales growth. Sales in Australia are expected to be up slightly, driven mainly by strong demand in the coal mining sector. However, weak growth in Japan combined with continued instability in Indonesia, the Philippines and Thailand are projected to lead to flat sales in southeast Asian developing countries.

Latin America

In Latin America, continued economic growth in Brazil, Chile and Venezuela is expected to lead to higher machine sales. Growth projections for Brazil have been reduced due to the severe electricity shortage, but construction activity in Brazil is still expected to be solid. Mexico slowed sharply in the first half of 2001 in response to the U.S. economic slowdown, but is expected to experience a recovery by the fourth quarter. Economic and political turbulence in Argentina and Peru triggered capital flight from the region and associated speculative pressure on currencies. As a result, regional borrowing rates moved up in the first half of 2001. Moreover, the unstable currency situation in Argentina remains extremely fragile. For the purposes of this outlook, we are assuming that political and economic conditions improve later in the third quarter of 2001. Company sales of machines and engines are expected to be flat to up slightly in the region.

* * *

The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained below in the Safe Harbor Statement.

Caterpillar's latest financial results, current outlook and quarterly conference call are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

 Internet:
      http://www.CAT.com/investor
      http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

James W. Anderson
Director of Investor Relations
Caterpillar Inc.
Website: http://www.CAT.com/investor
E-mail: CATir@CAT.com

 Note: Information contained on our website is not incorporated by reference into this release.

 Financial Pages Follow

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products

	Jun. 30, 2001	Jun. 30, 2000	Jun. 30, 2001	Jun. 30, 2000	Jun. 30, 2001	Jun. 30, 2000

Sales and revenues:
Sales of Machinery & Engines	$5,132	$5,056	$5,132	$5,056	$ -	$ -
Revenues of Financial Products	356	307	-	-	408	359

Total sales and revenues	5,488	5,363	5,132	5,056	408	359

Operating costs:
Cost of goods sold	3,955	3,840	3,955	3,840	-	-
Selling, general, and administrative expenses	655	589	568	514	98	85
Research and development expenses	172	157	172	157	-	-
Interest expense of Financial Products	175	170	-	-	182	181
Other operating expenses	73	58	-	-	73	58

Total operating costs	5,030	4,814	4,695	4,511	353	324

Operating Profit	458	549	437	545	55	35
Interest expense excluding Financial Products	75	74	75	74	-	-
Other income (expense)	19	(1)	(28)	(50)	13	18

Consolidated profit before taxes	402	474	334	421	68	53
Provision for income taxes	128	151	103	134	25	17

Profit of consolidated companies	274	323	231	287	43	36
Equity in profit of unconsolidated affiliates	(3)	(8)	(5)	(8)	2	-
Equity in profit of Financial Products subsidiaries	-	-	45	36	-	-

Profit	$271	$315	$271	$315	$45	$36

EPS of common stock Stock	$0.79	$0.91

EPS of common stock- assuming dilution	$0.78	$0.90

Weighted average shares Outstanding (thousands) Basic	343,340	347,066
Assuming dilution	347,779	349,378

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the consolidated data.

CATERPILLAR INC.
    CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE SIX MONTHS ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products

	Jun. 30, 2001	Jun. 30, 2000	Jun. 30, 2001	Jun. 30, 2000	Jun. 30, 2001	Jun. 30, 2000

Sales and revenues:
Sales of Machinery & Engines	$9,593	$9,681	$9,593	$9,681	$ -	$ -
Revenues of Financial Products	705	601	-	-	813	689

Total sales and revenues	10,298	10,282	9,593	9,681	813	689

Operating costs:
Cost of goods sold	7,417	7,398	7,417	7,398	-	-
Selling, general, and administrative expenses	1,276	1,172	1,122	1,037	175	153
Research and development expenses	339	312	339	312	-	-
Interest expense of Financial Products	357	323	-	-	375	344
Other operating expenses	142	112	-	-	142	112

Total operating costs	9,531	9,317	8,878	8,747	692	609

Operating Profit	767	965	715	934	121	80
Interest expense excluding Financial Products	153	145	153	145	-	-
Other income (expense)	23	40	(76)	(42)	30	33

Consolidated profit before taxes	637	860	486	747	151	113
Provision for income taxes	203	274	148	235	55	39

Profit of consolidated companies	434	586	338	512	96	74
Equity in profit of unconsolidated affiliates	(1)	(13)	(4)	(14)	3	1
Equity in profit of Financial Products subsidiaries	-	-	99	75	-	-

Profit	$433	$573	$433	$573	$99	$75

EPS of common stock Stock	$1.26	$1.64

EPS of common stock- assuming dilution	$1.25	$1.63

Weighted average shares Outstanding (thousands) Basic	343,338	349,425
Assuming dilution	347,105	352,126

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the consolidated data

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION
(Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)

	June 30,	Dec. 31,	June 30,
	2001	2000	2000

Assets
Current assets:
Cash and short-term investments	$272	$334	$469
Receivables - trade and other	2,880	2,608	2,517
Receivables - finance	6,306	5,471	5,554
Deferred income taxes	279	397	445
Prepaid expenses	1,161	1,019	818
Inventories	2,846	2,692	2,555

Total current assets	13,744	12,521	12,358

Property, plant, and equipment - net	6,158	5,951	5,487
Long-term receivables - trade and other	61	76	76
Long-term receivables - finance	6,100	6,095	6,092
Investments in unconsolidated affiliated companies	837	551	559
Deferred income taxes	955	907	917
Intangible assets	1,502	1,507	1,508
Other assets	920	856	887

Total Assets	$30,277	$28,464	$27,884

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	$191	$369	$75
-- Financial Products	1,503	602	852
Accounts payable	2,329	2,339	2,266
Accrued expenses	1,120	1,048	1,102
Accrued wages, salaries, and employee benefits	1,311	1,274	1,041
Dividends payable	120	117	118
Deferred and current income taxes payable	29	57	85
Long-term debt due within one year:
-- Machinery & Engines	245	204	155
-- Financial Products	2,783	2,558	2,801

Total current liabilities	9,631	8,568	8,495

Long-term debt due after one year:
-- Machinery & Engines	3,293	2,854	3,047
-- Financial Products	8,739	8,480	7,806
Liability for post-employment benefits	2,481	2,514	2,534
Deferred income taxes and other liabilities	474	448	544

Total Liabilities	24,618	22,864	22,426

Stockholders' Equity
Common stock	1,045	1,048	1,049
Profit employed in the business	7,402	7,205	6,959
Accumulated other comprehensive income (loss)	(97)	23	42
Treasury stock	(2,691)	(2,676)	(2,592)

Total Stockholders' Equity	5,659	5,600	5,458

Total Liabilities and Stockholders' Equity	$30,277	$28,464	$27,884

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995

Certain statements contained in our Second Quarter 2001 Financial Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
Our current outlook calls for a significant slowdown in growth in the U.S. economy in the first half of 2001, but growth is expected to pick up momentum in the third quarter of the year through 2002. Should recent interest rate and tax reductions fail to stimulate the U.S. economy as expected, leading to a more protracted slowdown in 2001, or a recession, then sales of machines and engines would decline more sharply than expected this year and could be negatively impacted in 2002 as well. The outlook also projects that economic growth is expected to continue at more moderate rates in Asia Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates were lower than expected, sales would likely be lower than anticipated in the affected region. Recent economic weakness in Japan is leading to lower than expected growth in the Asia Pacific region, particularly Southeast Asia. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. In recent months, however, the Japanese economy is showing sudden signs of severe weakness, and this is having a negative impact on the outlook for the Asia Pacific region. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; and that the newly appointed finance minister in Argentina successfully restores investor confidence in government policies in the second half of 2001. A reversal or setback by any of these governments could result in greater economic and financial uncertainty and a weaker economy.  Specifically, in the first half of July, the Argentinean currency came under severe speculative attack.  If this speculative attack continues for several more weeks, leading to an Argentinean debt default, and/or full scale currency devaluation, then the sales and revenue outlook for the Southern Hemisphere would be adversely impacted compared to our current outlook.

Our outlook also assumes that currency and stock markets remain relatively stable, and that world oil prices move down, on average, from relatively elevated levels in the fourth quarter of 2000. If currency markets experienced a significant increase in volatility, and/or stock markets were to decline significantly, uncertainty would increase, both of which would probably result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower Company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Commodity Prices
The outlook for our sales also depends on commodity prices. Our outlook for moderate worldwide economic growth in 2001 suggested that industrial metals prices would be about flat on average in 2001. Recent declines in industrial production in Europe and Japan have exacerbated the depth and duration of the expected slowdown, and industrial metal prices experienced additional downward pressure in the second quarter. As a result, machine sales to the industrial metals area could come under downward pressure in the second half of 2001. Oil prices are expected to decline from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. Agricultural prices are likely to be flat. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices are expected to be up in 2001. Industry sales to the agriculture equipment markets are expected to be about flat in 2001.

Further weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to industrial metals and agriculture sectors.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in the first half of 2001. This action, together with federal tax cuts is expected to stimulate U.S. growth in the third and fourth quarters of 2001. On the other hand, the European Central Bank has not lowered interest rates significantly in response to slower economic growth and a weak agriculture sector in 2001, and machine and engine demand in Europe is likely to be lower than expected in the second half of 2001.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for lower U.S. growth in 2001, but not a recession. If, for whatever reason, the U.S. were to enter a recession, then demand for Company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
Political factors in the U.S. and abroad have a major impact on global companies. The U.S. Congress recently enacted a tax cut to be effective in the third and fourth quarters of 2001 and in 2002. However, renewed political uncertainty in Japan is contributing to a decline in business confidence and capital investment in Japan. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in the second half of 2001 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower Company sales.

Currency Fluctuations
Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory to sales ratios will be somewhat lower at the end of 2001 than at the end of 2000. If dealers reduce inventory levels more than anticipated, Company sales will be adversely impacted.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects a similar positive impact of higher highway construction activity on machine sales in 2001. If funding for highway construction in 2001 is delayed, or is concentrated on bridge repair, sales could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

By: /s/ R. Rennie Atterbury III

R. Rennie Atterbury III
Vice President

July 17, 2001